Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the 1996 Equity Incentive Plan, Employee Stock Purchase Plan, 1998 Non-Officer Stock Option Plan and 1999 Equity Incentive Plan, and in the Registration Statements on Form S-3 (Nos. 333-93481, 333-47224, 333-61460, 333-61910, 333-67286, 333-125043 and 333-127541) of Cerus Corporation and in the related Prospectuses of our report dated February 24, 2006 with respect to the financial statements of Cerus Corporation and of our report dated February 24, 2006 with respect to Cerus Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, of Cerus Corporation, included in this Form 10-K.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 22, 2006